UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 23, 2013

Compressco Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (405) 677-0221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation

On December 23, 2013, Compressco Partners, L.P. (the “Partnership”) drew down a total of $5.5 million on its asset-based revolving credit facility under the Credit Agreement dated October 15, 2013, with JPMorgan Chase Bank, N.A., Bank of America, N.A., and PNC Bank, National Association, as lenders, and JPMorgan Chase Bank, N.A. as Administrative Agent (the “ABL Credit Agreement”). The other borrowers under the ABL Credit Agreement (in addition to the Partnership) are Compressco Partners Operating, LLC, Compressco Partners Sub, Inc., Compressco Holdings, LLC, Compressco Leasing, LLC, Compressco Field Services International, LLC, and Compressco International, LLC (collectively, the "Borrowers"), each a wholly owned subsidiary of the Partnership. See below for a further discussion of the Partnership’s asset-based revolving credit facility (the "ABL Credit Facility"). The Partnership intends to use these proceeds to fund ongoing capital expenditures. Subsequent to the borrowing, the Partnership had approximately $29.8 million outstanding under the ABL Credit Facility.

Pursuant to the terms of the ABL Credit Agreement, the ABL Credit Facility includes a maximum credit commitment of $100.0 million, is available for letters of credit (at a sublimit of $20.0 million) and has a $30.0 million uncommitted expansion feature. The actual maximum credit availability under the ABL Credit Facility varies from time to time and is determined by calculating the applicable borrowing base, which is based upon applicable percentages of the values of eligible accounts, eligible inventory and eligible equipment minus reserves as determined necessary by the Administrative Agent, all as specified in the ABL Credit Agreement. Amounts borrowed under the ABL Credit Facility, including the advance reported above, are due and payable, together with all unpaid interest, fees and other obligations, on October 15, 2017 or earlier upon early repayment by the Partnership or exercise by the lender of its rights under the ABL Credit Facility.

The approximately $29.8 million of borrowings under the ABL Credit Agreement bear interest at a weighted average rate of 2.5625% per annum. Generally, borrowings under the ABL Credit Agreement bear interest at a rate per annum equal to, at the Partnership’s option, either (a) LIBOR (adjusted to reflect any required bank reserves) for an interest period equal to one, two, three or six months (as selected by the Partnership) plus a margin of 2.25% per annum or (b) a base rate determined by reference to the highest of (1) the prime rate of interest announced from time to time by JPMorgan Chase Bank, N.A. or (2) LIBOR (adjusted to reflect any required bank reserves) for a one-month interest period plus 2.50% per annum. In addition to paying interest on outstanding principal under the ABL Credit Agreement, the Partnership is required to pay a commitment fee, in respect of the unutilized commitments thereunder, of 0.375% per annum, paid quarterly in arrears. The Partnership is also required to pay a customary letter of credit fee equal to the applicable margin on revolving credit LIBOR loans and fronting fees.

The foregoing description of the ABL Credit Agreement, as amended, is qualified in its entirety by reference to the full text of the ABL Credit Agreement, a copy of which was attached as Exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on October 18, 2013, and which is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compressco Partners, L.P.
By:	Compressco Partners GP Inc., its general partner
By:	/s/Ronald J. Foster
Ronald J. Foster
President
Date: December 27, 2013

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